EXHIBIT 10.45A

[*] indicates that a confidential portion of the text of this agreement has been omitted.

AMENDMENT NO. 1 TO
MASTER SERVICES AGREEMENT

This Amendment No. 1 to Master Services Agreement (this “Amendment”), dated as of October 4, 2011 (the “Amendment Effective Date”), is between Medpace, Inc., an Ohio corporation with offices at 4620 Wesley Avenue, Cincinnati, Ohio 45212 (“MEDPACE”), and XOMA (US) LLC, a Delaware limited liability company with offices at 2910 Seventh Street, Berkeley, California 94710 (“SPONSOR”).  MEDPACE and SPONSOR are sometimes referred to herein individually as a “Party” and together as the “Parties.”  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Master Services Agreement (as defined below).

RECITALS:

WHEREAS, MEDPACE and SPONSOR have entered into that certain Master Services Agreement, dated as of November 9, 2009 (the “Master Services Agreement”); and

WHEREAS, the Parties now wish to amend the Master Services Agreement on the terms set forth below;

NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1.              Amendment.  The Master Services Agreement is hereby amended by adding thereto a new Article 4A to read in its entirety as follows:

4A.	SPECIAL PAYMENT AND OTHER PROVISIONS RELATING TO PERINDOPRIL PRODUCTS

4A.1.	Certain Definitions

4A.1.1.	“ACEON” means the product ACEON®, which is one of the subjects of the Amended and Restated License Agreement.

4A.1.2.
“Amended and Restated License Agreement” means that certain Amended and Restated License and Commercialization Agreement to be entered into by and between Les Laboratoires Servier (“Servier”) and XOMA Ireland Limited relating to ACEON and the Perindopril/Amlodipine Product.

4A.1.3.
“Gross Sales” means, with respect to a particular product and for a particular period, the adjusted gross amount invoiced on all sales of such product by SPONSOR or through or by its affiliates or sublicensees in the U.S. through customary commercial channels of distribution to independent third parties in bona fide arms length sales for such period.

4A.1.4.	“Perindopril/Amlodipine Product” means the product Perindopril/Amlodipine, which is one of the subjects of the Amended and Restated License Agreement.

4A.1.5.	“Perindopril/Amlodipine Services” means the Services to be performed by MEDPACE pursuant to the Perindopril/Amlodipine Task Orders.

4A.1.6.	“Perindopril/Amlodipine Studies” means the studies of the Perindopril/Amlodipine Product that are the subjects of the Perindopril/Amlodipine Task Orders.

4A.1.7.
“Perindopril/Amlodipine Task Orders” means (a) MEDPACE Task Order Number 5 (MEDPACE Project Number [*]), dated July 6, 2011, between MEDPACE and SPONSOR under the Master Services Agreement (“Task Order No. 5”), and (b) that certain Task Order to be entered into between the Parties under the Master Services Agreement relating to the planned small meal interaction study for the Perindopril/Amlodipine Product. .

4A.2.
Payments from Servier.  Within [*] days of the first dosing of the first patient in the first of the Perindopril/Amlodipine Studies, SPONSOR will pay to MEDPACE [*] Euro, whether received from Servier in whole or in part, which will be credited against any payments then owed to MEDPACE for Perindopril/Amlodipine Services pursuant to the Perindopril/Amlodipine Task Orders or Section 4A.4 below, if applicable, and any additional funds shall be provided as an advance against future Perindopril/Amlodipine Services to be performed by MEDPACE under the Perindopril/Amlodipine Task Orders and applied as payment for such Perindopril/Amlodipine Services when due.

4A.3.	Payments from Products Sales

4A.3.1.
ACEON.  Within [*] days following the end of each month beginning with January of 2012, SPONSOR will pay to MEDPACE an amount equal to [*]% of Gross Sales for ACEON for such month which will be credited against any payments then owed to MEDPACE for Perindopril/Amlodipine Services pursuant to the Perindopril/Amlodipine Task Orders or Section 4A.4 below, if applicable, and any additional funds remainder shall be provided as an advance against future Perindopril/Amlodipine Services to be performed by MEDPACE and applied as payment for such Services when due.  Payments pursuant to this Section 4A.3.1 shall continue until all amounts due to MEDPACE for Perindopril/Amlodipine Services (including pursuant to Section 4A.4 below) have been paid in full.

4A.3.2.
Perindopril/Amlodipine Product.  In the event the Perindopril/Amlodipine Services are completed, and MEDPACE is still owed payments from SPONSOR for Perindopril/Amlodipine Services, SPONSOR will not start new development programs with the Perindopril/Amlodipine Product without either making payment in full of all amounts due to MEDPACE for Perindopril/Amlodipine Services or receiving MEDPACE’s prior written consent. As is the case with payments pursuant to Section 4A.3.1, payments pursuant to this Section 4A.3.2 shall continue until all amounts due to MEDPACE for Perindopril/Amlodipine Services (including pursuant to Section 4A.4 below) have been paid in full. Should SPONSOR elect to sell the Perindopril/Amlodipine Product in its entirety, MEDPACE must be paid in full prior to completion of such sale.

4A.3.3.
Payment Report.  Each payment to MEDPACE required by Section 4A.3.1 or 4A.3.2 shall be accompanied by a reasonably detailed report in a form reasonably satisfactory to MEDPACE setting forth SPONSOR’s calculation of Gross Sales for the relevant product and month.

4A.4.	Premium to MEDPACE in Certain Circumstances.

4A.4.1.
If, upon completion of Task Order No. 5, the aggregate amount earned (paid and unpaid) by MEDPACE for services pursuant to Task Order No. 5 exceeds the aggregate of all payments actually made to MEDPACE for the services under Task Order No. 5 through completion of Task Order No. 5 (such excess, the “Excess Amount”), then, subject to the provisions of Section 4A.4.2 below, MEDPACE shall be entitled to an additional payment amount, as a premium, equal to [*]% of the Excess Amount (“Premium”), which payment shall be made from the amounts required to be paid to MEDPACE for Task Order No. 5 services pursuant to Sections 4A.3.1 and 4A.3.2, or, at SPONSOR’s option, other SPONSOR operating cash flows, as applicable.

4A.4.2.
As soon as reasonably practicable following completion of Task Order No. 5, MEDPACE shall submit an itemized accounting of all payments for services under Task Order No. 5 earned and received in order to determine the Excess Amount, and in the event SPONSOR pays the Excess Amount in full to MEDPACE within [*] days following receipt of such itemized accounting, no Premium shall be payable.

4A.5.	If any Excess Amount and its corresponding Premium have not been paid to MEDPACE within [*] months of completion of Task Order No. 5:

4A.5.1. SPONSOR shall remain liable for these payments as well as all other payments pursuant to all other Perindopril/Amlodipine Task Orders, which will be made from Section 4A.3.1. funds, and

4A.5.2. SPONSOR and MEDPACE will negotiate in good faith to establish an alternative payment strategy which will attempt to resolve any remaining balance; [*].

4A.6
Amounts Held as Advances at Time of Termination.  In the event the Perindopril/Amlodipine Task Orders are terminated before completion and the amounts paid pursuant to Section 4A.2 or 4A.3.1 then being held as advances exceed the remaining amount due to MEDPACE for Perindopril/Amlodipine Services, such excess amount shall be returned to SPONSOR as soon as reasonably practicable following receipt of a termination notice.

4A.7.
Additional Covenants.  Each of the Parties shall use commercially reasonable efforts to initiate the Perindopril/Amlodipine Study that is the subject of Task Order No. 5 on or before December 31, 2011 and to complete such study in accordance with the Project Schedule and the Project Budget provided in Task Order No. 5 (as the same may be modified from time to time by Change Order or other mutual agreement of the Parties).  The Parties agree that the payment provisions of this Article 4A supersede the Payment Schedule set forth in Task Order No. 5.

4A.8.
Negotiation Rights.  As a condition of this payment arrangement, SPONSOR agrees that for [*] years after the Amendment Effective Date, MEDPACE, including its parent(s), subsidiaries, affiliates, and successors, shall have the exclusive right to negotiate for the conduct of all clinical trials for one or more fixed-dose combination products containing both perindopril and either indapamide, amlodipine and indapamide and/or any other active pharmaceutical ingredient (such products, the “Additional Combination Products”) pursuant to a financing arrangement substantially similar to that reflected in this Amendment. SPONSOR shall not conduct any negotiations or enter into any agreement with any third party regarding the provision of services related to the design and execution of clinical development programs for Additional Combination Products without first either conducting negotiations with MEDPACE in accordance with this Section 4A.7 (“Negotiations”) or receiving a written waiver from MEDPACE of its rights under this Section 4A.7, provided that MEDPACE is then in compliance with its obligations under the Master Services Agreement and any Task Orders thereunder.

The Parties agree to conduct all Negotiations in good faith, with reasonable diligence and for a period of not more than [*] days after the date of such notice or such other period as the Parties shall then agree in writing (the “Exclusivity Period”).  In the event Negotiations are conducted in accordance with this Section 4A.7 but the Parties have not reached written agreement at the end of the Exclusivity Period, SPONSOR shall be free to negotiate with third parties regarding the provision of services related to the design and execution of clinical development programs for Additional Combination Products.  In the event the Parties reach such an agreement, the terms agreed to by the Parties with respect thereto shall be set forth in an amendment to this Agreement or a separate agreement, as the Parties shall determine.  All MEDPACE work will be charged at the rates offered to MEDPACE preferred customers.  MEDPACE and SPONSOR will negotiate in good faith the scope of each project.

4A.9.
Effectiveness.  This Article 4A shall become effective immediately, and without further action by either Party, upon execution and delivery of the Amended and Restated License Agreement by the parties thereto.

Section 2.               Effect of Amendment.  Except as expressly stated herein, the Master Services Agreement shall remain in full force and effect.

Section 3.              Counterparts.  This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first set forth above.

MEDPACE, INC.

By:
Name:
Title:

XOMA (US) LLC

By:
Name: James R. Neal
Title: Vice President, Business Development